Exhibit (a)(5)(C)

Case 5:17-cv-04865    Document 1    Filed 08/22/17    Page 1 of 17

David E. Bower (SBN 119546)

MONTEVERDE & ASSOCIATES PC

600 Corporate Pointe, Suite 1170

Culver City, CA 90230

Tel: (213) 446-6652

Fax: (212) 202-7880

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

NORADURA FRYDMAN, Individually and on Behalf of All Others Similarly Situated,	Civil Action No. 17-cv-4865
Plaintiff,	CLASS ACTION COMPLAINT
v.	DEMAND FOR JURY TRIAL
SHORETEL, INC., SHANE ROBISON, DON JOOS, MARJORIE BOWEN, MARK BREGMAN, KENNETH DENMAN, CHARLES KISSNER, CONSTANCE SKIDMORE, and JOSEF VEJVODA,	1. VIOLATIONS OF THE SECURITIES EXCHANGE ACT OF 1934

Defendants.

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Noradura Frydman (“Plaintiff”), by her undersigned attorneys, alleges upon personal knowledge with respect to herself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1.    This action is brought as a class action by Plaintiff on behalf of herself and the other public holders of the common stock of ShoreTel, Inc. (“ShoreTel” or the “Company”) against ShoreTel and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with ShoreTel, the “Defendants”) for their violations of Sections 14(e), 14(d)(4), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e), 78n(d)(4), 78t(a), and SEC Rule 14d-9, 17 C.F.R. 240.14d-9, in connection with the tender offer (“Tender Offer”) by Mitel Networks Corporation, through its subsidiaries, (“Mitel”) to purchase all of the issued and outstanding shares of ShoreTel common stock (the “Proposed Transaction”) for $7.50 per share (the “Offer Price”).

2.    On July 26, 2017, ShoreTel, entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Mitel. On August 17, 2017, in order to convince ShoreTel stockholders to tender their shares, the Board authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the Securities and Exchange Commission (“SEC”). In particular, the Recommendation Statement contains materially incomplete and misleading information concerning ShoreTel’s financial projections and the valuation analyses performed by the Company’s financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”).

3.    The Tender Offer is scheduled to expire on September 18, 2017 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s stockholders prior to the forthcoming Expiration Date so they can properly determine whether to tender their shares.

4.    For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from closing the Tender Offer or taking any steps to consummate the Proposed Transaction, unless and until the material information discussed below is disclosed to ShoreTel

CLASS ACTION COMPLAINT

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stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

5.    This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e), 14(d)(4) and 20(a) of the Exchange Act.

6.    Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over Defendant by this Court permissible under traditional notions of fair play and substantial justice.

7.    Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) ShoreTel maintains its primary place of business in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including Defendants’ primary participation in the wrongful acts detailed herein, occurred in this District; and (iv) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8.    Plaintiff is, and at all relevant times has been, a stockholder of ShoreTel.

9.    Defendant ShoreTel is a Delaware corporation and maintains its headquarters at 960 Stewart Drive, Sunnyvale, California 94085. ShoreTel’s common stock trades on the NASDAQ under the ticker symbol “SHOR”.

10.    Individual Defendant Shane Robison is a director of ShoreTel and is the Chairman of the Board.

11.    Individual Defendant Don Joos is a director of ShoreTel and is the President and Chief Executive Officer of the Company.

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12.    Individual Defendant Marjorie Bowen is, and has been at all relevant times, a director of the Company.

13.    Individual Defendant Mark Bregman is, and has been at all relevant times, a director of the Company.

14.    Individual Defendant Kenneth Denman is, and has been at all relevant times, a director of the Company.

15.    Individual Defendant Charles Kissner is, and has been at all relevant times, a director of the Company.

16.    Individual Defendant Constance Skidmore is, and has been at all relevant times, a director of the Company.

17.    Individual Defendant Josef Vejvoda is, and has been at all relevant times, a director of the Company.

CLASS ACTION ALLEGATIONS

18.    Plaintiff brings this class action pursuant to Fed. R. Civ. P. 23 on behalf of herself and the other public stockholders of ShoreTel (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

19.    This action is properly maintainable as a class action because:

a.    The Class is so numerous that joinder of all members is impracticable. As of August 15, 2017, there were 69,034,351 shares of ShoreTel common stock outstanding, held by hundreds to thousands of individuals and entities scattered throughout the country. The actual number of public stockholders of ShoreTel will be ascertained through discovery;

b.    There are questions of law and fact that are common to the Class that predominate over any questions affecting only individual members, including the following:

i)	whether Defendants have misrepresented or omitted material information concerning the Proposed Transaction in the

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Recommendation Statement, in violation of Sections 14(e) and 14(d)(4) of the Exchange Act;

ii)	whether the Individual Defendants have violated Section 20(a) of the Exchange Act; and

iii)	whether Plaintiff and other members of the Class will suffer irreparable harm if compelled to tender their shares based on the materially incomplete and misleading Recommendation Statement.

c.    Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class;

d.    Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

e.    The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class;

f.    Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole; and

g.    A class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

SUBSTANTIVE ALLEGATIONS

I.	Mitel’s Offer Price is Inadequate.

20.    ShoreTel, incorporated on January 18, 2007, is a provider of business communication solutions. The Company is engaged in the design, development, marketing, and sale of business communication solutions. The Company is focused on the small and medium sized businesses seeking a unified communications (UC) solution allowing them to communicate anytime, anyplace, and through any device they chose. The Company provides this to the market

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through two solutions: ShoreTel Connect, its UC solution, and Contact Center offering and ShoreTel Summit, its platform for developers and integrators. ShoreTel Connect delivers a featured UC solution and applications, such as mobility, collaboration, and workgroups. ShoreTel Connect offers three different delivery models, including cloud, onsite, and hybrid. Connect Cloud provides a hosted voice solution to its customers. Connect OnSite provides its customers the ability to independently own and operate their equipment. Connect Hybrid enables its customers to use both its cloud and onsite offerings. Summit, its communications platform as a service (CPaaS) offering, delivers the option to either integrate communications into any application or workflow or to create a standalone business communications application.

21.    The Offer Price is inadequate compensation for ShoreTel stockholders. Indeed, the $7.50 Offer Price represents an 12% discount to ShoreTel’s 52-week high trading price of $8.56. Further, J.P. Morgan valued the Company at higher price than the Offer Price in every one of its various valuation analyses. J.P. Morgan calculated an implied present value per share of up to $10.00, a 33% premium to the Offer Price.

22.    Moreover, since the Offer Price was announced, multiple financial experts have downgraded the Company, and lowered their price targets. William Blair, Northland, Sidoti, and Lake Street all downgraded their outlook on ShoreTel based on the $7.50 Offer Price coming in below their price targets. It is important to note that price targets are a predictive valuation of what a stock is worth on its own.1 They do not account for premiums associated with a merger or takeover. A “take-out price”, or the price that analysts predict in the event a merger or takeover, would include those premiums and be significantly higher.

23.    Finally, during the course of the sales process, the Board received several offers for significantly higher value than the Offer Price.

24.    In sum, the Offer Price appears to inadequately compensate ShoreTel stockholders for their shares. Given the market reaction, it appears that $7.50 per share is not fair compensation for ShoreTel stockholders. It is therefore imperative that ShoreTel stockholders receive the

[1]	See http://www.investopedia.com/terms/p/pricetarget.asp

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material information that has been omitted from the Recommendation Statement, so that they can make a fully informed decision concerning whether to tender their shares.

II.	The Merger Agreement’s Deal Protection Provisions Deter Superior Offers.

25.    In addition to conducting an unreasonable sales process that resulted in an unfair Offer Price, the Individual Defendants agreed to certain deal protection provisions in the Merger Agreement that operate conjunctively to deter other suitors from submitting a superior offer for ShoreTel.

26.    First, the Merger Agreement contains a no solicitation provision that prohibits the Company or the Individual Defendants from taking any affirmative action to obtain a better deal for ShoreTel stockholders. The Merger Agreement states that the Company and the Individual Defendants shall not:

(i) initiate, solicit, knowingly or overtly encourage or facilitate (including by providing information) the submission of any proposals, offers or inquiries regarding, or the making of any proposal or offer that relates to or could reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in, knowingly encourage or facilitate any discussions or negotiations (including providing any data room access) regarding, or furnish to any other person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal.

27.    Additionally, the Merger Agreement grants Mitel recurring and unlimited matching rights, which provides Mitel with: (i) unfettered access to confidential, non-public information about competing proposals from third parties which it can use to prepare a matching bid; and (ii) five business days to negotiate with ShoreTel, amend the terms of the Merger Agreement, and make a counter-offer in the event a superior offer is received.

28.    The non-solicitation and matching rights provisions essentially ensure that a superior bidder will not emerge, as any potential suitor will undoubtedly be deterred from expending the time, cost, and effort of making a superior proposal while knowing that Mitel can

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easily foreclose a competing bid. As a result, these provisions unreasonably favor Mitel, to the detriment of ShoreTel’s public stockholders.

29.    Moreover, the Merger Agreement provides that ShoreTel must pay Mitel a termination fee of $24.5 million in the event the Company elects to terminate the Merger Agreement to pursue a superior proposal. The Merger Agreement also requires ShoreTel to reimburse Mitel for up to $6 million in expenses under certain circumstances. The termination fee along with the reimbursement provision amount to an unreasonably high 5.9% of the total deal price. The termination fee provision further ensures that no competing offer will emerge, as any competing bidder would have to pay a naked premium for the right to provide ShoreTel stockholders with a superior offer.

30.    Compounding matters, the Company’s officers and directors entered into a Tender Support Agreement (“Support Agreement”), dated July 26, 2017, pursuant to which they have agreed, among other things, to tender their shares into the Offer, and not to transfer their shares that are subject to the Support Agreement. This Support Agreement virtually assures that no superior offer will emerge. Assigning the combined share power of the officers and directors to tender their shares makes it a near certainty that Tender Offer will consummate, and, therefore, is materially unfair to ShoreTel stockholders generally.

31.    Ultimately, these preclusive deal protection provisions restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company.

32.    Given that the preclusive deal protection provisions in the Merger Agreement impede a superior bidder from emerging, it is imperative that ShoreTel’s stockholders receive all material information necessary to make a fully informed decision regarding whether to tender their shares.

III.	The Recommendation Statement Is Materially Incomplete and Misleading.

33.    On August 17, 2017, Defendants filed the Recommendation Statement with the SEC. The Recommendation Statement has been disseminated to the Company’s stockholders, and

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solicits the Company’s stockholders to tender their shares in the Tender Offer. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d)(4), and 20(a) of the Exchange Act.

34.    First, the Recommendation Statement fails to disclose the unlevered free cash flow projections2 for the individual business units prepared by management. ShoreTel discloses the total unlevered free cash flow projections, but fails to provide the breakdown of the of projections by each business unit as prepared by management and demonstrated in the Revenue projections. Additionally, J.P. Morgan explicitly utilized management’s individual cashflow projections for the “Premise Business” in its Sum-of-the-Parts Analysis. See Recommendation Statement 38.

35.    The omission of the above-referenced projections renders the financial projections included on pages 41-42 of the Recommendation Statement materially incomplete and misleading. If a recommendation statement discloses financial projections and valuation information, such projections must be complete and accurate. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known—but it may not choose half-truths.

36.    With respect to J.P. Morgan’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose the following key components used in the analysis: (i) the inputs and assumptions underlying the calculation of the discount rate range of 8.5% to

[2]	Unlevered free cash flows are used to determine a company’s enterprise value. The unlevered free cash flow allows investors to ascertain the operating value of a company independent of its capital structure. This provides a greater degree of analytical flexibility and allows for a clearer picture of the value of the company overall. For this reason, unlevered free cash flows are routinely used to value a company, especially in merger contexts.

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10.5%; (ii) the inputs and assumption underlying the selection of the perpetual growth rate range of 2.5% to 3.5%; and (iii) the actual range of terminal values calculated and utilized in the analysis.

37.    These key inputs are material to ShoreTel stockholders, and their omission renders the summary of J.P. Morgan’s Discounted Cash Flow Analysis incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles regarding the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions, in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…” Id. As Professor Davidoff explains:

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value. For example, a change in the discount rate by one percent on a stream of cash flows in the billions of dollars can change the discounted cash flow value by tens if not hundreds of millions of dollars…. This issue arises not only with a discounted cash flow analysis, but with each of the other valuation techniques. This dazzling variability makes it difficult to rely, compare, or analyze the valuations underlying a fairness opinion unless full disclosure is made of the various inputs in the valuation process, the weight assigned for each, and the rationale underlying these choices. The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78.

38.    With respect to J.P. Morgan’s Sum-of-the-Parts Analysis, the Recommendation Statement also fails to disclose the following key components used in the analysis: (i) the forecasted unlevered free cash flows for ShoreTel’s Premise Business from the start of fiscal year 2018 through the end of fiscal year 2027 calculated based upon management’s forecasts for the fiscal years 2018 through 2020, and based upon extrapolations by management for the fiscal years 2021 through 2027; (ii) ShoreTel’s net cash balance; (iii) the value per Share of ShoreTel’s net cash balance as of June 30, 2017; (iv) the reasoning behind the decision to use a multiple valuation

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for the “Hosted Business” and a DCF valuation for the “Premise Business”; (v) the inputs and assumptions underlying the selected multiple range of 2.0x to 3.0x revenue for the Hosted Business; (vi) the impact of the adjustments and exclusions made to fiscal 2018 revenue on the overall valuation; and (vii) the inputs and assumptions underlying the calculation of the 9.5% discount rate. As with the Discounted Cash Flow Analysis, this valuation analysis was performed by the Company’s financial advisor, heavily relied on by stockholders, and is expected to represent a clear and accurate state of the Company’s finances. Thus, in summarizing the analysis in the Recommendation Statement, the Company must be completely transparent with the information provided. The failure to include this valuable information renders the summary of the analysis set forth in the Recommendation Statement materially incomplete and misleading.

39.    In the Other Information section, J.P. Morgan reviewed equity research analysts’ price targets; however, the Recommendation Statement fails to disclose the individual price targets reviewed and utilized in the analysis. The omission of these individual targets renders the corresponding summary materially misleading. A fair summary of price targets requires the disclosure of the individual targets observed from each equity research analyst; merely providing the range is insufficient, as stockholders are unable to assess whether the banker summarized fairly, or, instead, provided only the figures that best present the price targets in light of the Offer Price, i.e. as low as possible.

40.    Finally, the Recommendation Statement fails to disclose the number of shares, or percentage of shares, collectively owned by the Company’s officers and directors that have been pledged in the Support Agreement. This information is critical to stockholders, and its omission renders the description provided materially misleading.

41.    In sum, the omission of the above-referenced information renders statements in the Recommendation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff and the other members of the Class will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

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COUNT I

(Against All Defendants for Violation of Section 14(e) of the Exchange Act)

42.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

43.    Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. §78n(e).

44.    Defendants have issued the Recommendation Statement with the intention of soliciting ShoreTel stockholders to tender their shares. Each of the Defendants reviewed and authorized the dissemination of the Recommendation Statement, which fails to provide material information regarding ShoreTel’s financial projections and the valuation analyses performed by J.P. Morgan.

45.    In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(e). The Individual Defendants were therefore reckless, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Recommendation Statement, but nonetheless failed to obtain and disclose such information to stockholders although they could have done so without extraordinary effort.

46.    The Individual Defendants were privy to and had knowledge of the projections for the Company and the details concerning J.P. Morgan’s valuation analyses. The Individual Defendants were reckless in choosing to omit material information from the Recommendation Statement, despite the fact that such information could have been disclosed without unreasonable efforts.

47.    The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision

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regarding whether to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT II

(Against all Defendants for Violations of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9,17 C.F.R. § 240.14d-9)

48.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

49.    Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

50.    SEC Rule 14d-9(d), which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

51.    In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

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52.    The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which omissions render the Recommendation Statement false and/or misleading.

53.    Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, Defendants undoubtedly reviewed the omitted material information in connection with approving the Proposed Transaction.

54.    The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, who will be deprived of their right to make an informed decision regarding whether to tender their shares if such misrepresentations and omissions are not corrected prior to the Expiration Date. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COUNT III

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

55.    Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

56.    The Individual Defendants acted as controlling persons of ShoreTel within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of ShoreTel, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

57.    Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement by Plaintiff to be misleading prior to the date the

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Recommendation Statement was issued, and had the ability to prevent the issuance of the false and misleading statements or cause the statements to be corrected.

58.    In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants that stockholders tender their shares in the Tender Offer. They were thus directly involved in preparing this document.

59.    In addition, as the Recommendation Statement sets forth, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the merger agreement. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

60.    By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

61.    As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e), 14(d)(4) and Rule 14d-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these Defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff and the Class will be irreparably harmed.

62.    Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and in favor of the Class and against the Defendants jointly and severally, as follows:

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A.    Declaring that this action is properly maintainable as a Class Action and certifying Plaintiff as Class Representative and her counsel as Class Counsel;

B.    Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Recommendation Statement;

C.    Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D.    Directing the Defendants to account to Plaintiff and the Class for all damages suffered as a result of their wrongdoing;

E.    Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

F.    Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Respectfully submitted,
DATED: August 22, 2017
/s/ David E. Bower
David E. Bower

David E. Bower SBN 119546
OF COUNSEL	MONTEVERDE & ASSOCIATES PC

600 Corporate Pointe, Suite 1170
MONTEVERDE & ASSOCIATES PC	Culver City, CA 90230
Juan E. Monteverde	Tel: (310) 446-6652
The Empire State Building	Fax: (212) 202-7880
350 Fifth Avenue, Suite 4405	Email: dbower@monteverdelaw.com
New York, New York 10118
Tel: 212-971-1341	Counsel for Plaintiff
Fax: 212-202-7880
Email: jmonteverde@monteverdelaw.com

Counsel for Plaintiff

CLASS ACTION COMPLAINT